December 11, 1995

U.S. Envirosystems, Inc.
515 North Flagler Drive
Suite 202
West Palm Beach, FL  33401
Attention:     Richard Nelson

Gentlemen:

     Exhibit A to this letter sets forth the proposed terms of the Bridge Loan Facility (the "Loan") to be made by Smith Management Company ("Smith") or its designee to U.S. Envirosystems, Inc. ("USE"), Lehi Envirosystems, Inc. ("Lehi") and Plymouth Envirosystems, Inc. ("Plymouth" and, together with USE and Lehi, the "Borrowers") and the purchase by Smith or its designee (the "Purchaser") of Convertible Preferred Stock ("Preferred Stock") of USE.

     1. In addition to the terms listed in Exhibit A, the consummation of the Loan is subject to the following conditions:
(i) execution and delivery of definitive documentation satisfactory in form and substance to Smith, including the necessary filings and notices required for perfecting security interests granted to Smith and intercreditor agreement with Anchor Capital Company, L.C.; (ii) perfection of security interest in all assets of the Borrowers, including the stock of Lehi and Plymouth and limited partnership interests and limited liability company interests held by Lehi and Plymouth; and (iii) satisfactory consents and waivers from necessary parties, including, but not limited to, Anchor Capital Company, L.C., the General Partner of Plymouth Cogeneration Limited Partnership, the General Partner of PSC Cogeneration Limited Partnership and the members of Lehi Independent Power Associates, L.C.

     2. In addition to the terms listed in Exhibit A, the consummation of the purchase of the Preferred Stock is subject to the following conditions: (i) execution and delivery of definitive documentation satisfactory in form and substance to Purchaser; (ii) completion of due diligence by Purchaser and its representatives to Purchaser's and such representatives' satisfaction, such due diligence review to be completed no later than January 31, 1996;
(iii) consummation of the public offering of common stock of USE raising at least $5 million; (iv) acquisition by USE of 50% interest in each of Steamboat 1 and 1A facilities, in each case upon terms satisfactory to Purchaser; (v) absence of any material adverse change in the assets, properties, business, operations or condition, financial or otherwise, of USE; and (vi) conversion of at least $500,000 aggregate face amount of the Convertible Debentures of USE.

     3. During the period commencing on the date hereof until the date upon which the definitive documentation is executed providing for the purchase of the Preferred Stock, (i) each of USE, Lehi and Plymouth shall refrain from entering in to any negotiations, discussions or agreements with any other person with respect to alternative financing arrangements (other than the public offering of Common Stock of USE) or with respect to the sale and issuance of any shares of its Preferred Stock or securities convertible into or exchangeable for its Preferred Stock and to terminate discussions, if any, which have already begun, related to the foregoing; and
(ii) USE, Lehi and Plymouth shall make available to Purchaser or its representatives all documents and information reasonably requested by or on behalf of Purchaser and shall provide Purchaser with full and complete access during normal business hours and upon reasonable notice of all properties, books, records, contracts, documents and personnel of USE, Lehi and Plymouth.

     4. USE agrees to pay reasonable fees and expenses of the Lender (including, without limitation, reasonable fees and expenses of its legal counsel) incurred in connection with the transactions contemplated hereby, whether or not the transactions are consummated.

     If this letter correctly sets forth our understanding, please sign below and return a copy of the letter to the undersigned.

                                   Smith Management Company, Inc.


                                   By:  ________________________
                                          Name:
                                          Title:


Accepted and Agreed to:

U.S. Envirosystems, Inc.


By:  ____________________
        Name:
        Title:

Enclosure

U.S. Envirosystems, iNc.
December 11, 1995
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